Exhibit 99.1

NEWS RELEASE

NRG Energy Completes $950 Million Senior Debt Refinancing

PRINCETON, NJ; December 27, 2004—NRG Energy, Inc. (NYSE:NRG) announced today that it amended and restated its $950 million senior secured credit facility.

The amended and restated facility includes a $150 million revolving credit facility and an $800 million term loan, $350 million of which will be used to prefund a letter of credit facility to support working capital needs. The interest rate on the $800 million term loan will be LIBOR plus 1.875 percent going forward, a reduction of 212.5 basis points from the prior facility. In addition, the covenants under the amended facility are less restrictive, and in many respects match the covenants in NRG’s outstanding 8% high yield note indenture.

“We view our ability to restructure our senior debt facility on such attractive terms as recognition by the financial community of our strong operational performance and of the new NRG’s fundamental commitment to prudent balance sheet management,” said Robert Flexon, Chief Financial Officer. “This is a very positive reflection on the outstanding work done by the entire NRG team over the past year.”

Credit Suisse First Boston and Goldman, Sachs & Co. arranged the financing for NRG.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to the portion of the funds being used to prefund a letter of credit facility. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the inability to utilize a portion of the funds to prefund a letter of credit facility.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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Investor Relations:	Media Relations:
Nahla Azmy, 609.524.4526	Lesa Bader, 612.373.6992
Katy Sullivan, 609.524.4527